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Exhibit 99.1

                                 PRESS RELEASE
                        [LOGO] CITIZENS & NORTHERN BANK



                                                         Contact:  Yvonne Gill
October 9, 2003                                          570-724-0212
                                                         ygill@cnbankpa.com

          C&N ANNOUNCES SEPTEMBER 30, 2003 UNAUDITED FINANCIAL RESULTS

FOR IMMEDIATE RELEASE:

         Wellsboro, PA - Citizens & Northern Corporation recently announced the unaudited, consolidated financial results for the nine months ended September 30, 2003, and for the third quarter 2003, which are highlighted below.

FINANCIAL HIGHLIGHTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003:

- Net Income increased 4.8%, to $11,910,000 for the nine months ended September 30, 2003, from $11,368,000 for the first nine months of 2002. Net Income Per Share rose to $1.49 (Basic) and $1.48 (Diluted) for the nine months ended September 30, 2003, as compared to $1.42 (Basic and Diluted) for the first nine months of 2002. Per Share amounts have been retroactively adjusted for the effects of a 3-for-2 stock split issued in April 2003.

- Return on Average Assets was 1.54% for the first nine months of 2003, as compared to 1.63% for the first nine months of 2002. Return on Average Equity was 13.10% for the first nine months of 2003, as compared to 14.39% for the first nine months of 2002.

- Total assets amounted to $1,050,010,000 as of September 30, 2003, an increase of 6.6% over total assets of $984,812,000 as of September 30, 2002. Net loans increased $74,690,000, or 17.6%, as of September 30, 2003, compared to one year earlier.

- Shareholders' Equity/Average Assets Ratio was 10.66% as of September 30, 2003. This safety and soundness measurement needs to be at a minimum of 5% to be considered well capitalized by banking regulatory agencies.

- Cash Dividends declared by C&N increased by 9.9% for the first nine months of 2003 over the first nine months of 2002, to $0.63 per share.

         Pre-tax income increased $221,000, to $14,527,000 for the first nine months of 2003 from $14,306,000 for the first nine months of 2002. Also, mainly because of a higher concentration in tax-exempt assets, the income tax provision for the nine months ended September 30, 2003 was $321,000 lower than in the first nine months of 2002.




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         Significant changes in the components of pre-tax income were as follows:

- Net realized gains from securities increased $793,000, to $3,289,000 in the nine months ended September 30, 2003 from $2,496,000 in the first nine months of 2002.

- Net interest income of $23,439,000 for the first nine months of 2003 was $335,000 (1.5%) higher than the corresponding 2002 amount of $23,104,000.

- Noninterest revenue was $137,000 (2.7%) lower for the first nine months of 2003 than in the first nine months of 2002.

- Noninterest expense increased $560,000 (3.6%) in the first nine months of 2003 over the same period of 2002.

- The provision for loan losses of $850,000 for the nine months ended September 30, 2003 was $210,000 higher than the amount recorded in the first nine months of 2002.

FINANCIAL HIGHLIGHTS FOR THE THIRD QUARTER 2003:

- Net Income for the third quarter 2003 was $3,918,000, an increase of $208,000 (5.6%) over the third quarter 2002. Net Income Per Share was $0.49 (Basic and Diluted) for the third quarter 2003, as compared to $0.46 (Basic and Diluted) for the second quarter 2002.

- Net Income for the third quarter 2003 was almost unchanged from second quarter 2003 net income of $3,920,000.

- Cash Dividends declared increased to $0.21 per share for the third quarter 2003 from $0.20 per share for the second quarter 2002.

         Citizens & Northern Bank is a wholly-owned subsidiary of Citizens & Northern Corporation. Citizens & Northern Bank provides complete financial and investment services through 17 full service offices located throughout Tioga, Bradford, Sullivan and Lycoming, Pennsylvania counties. C&N's 18th office at the C&N Center at the Market Street Bridge in Williamsport, will open later this year. C&N can be found on the web at www.cnbankpa.com. The Company's stock trades on the Over-the-Counter Bulletin Board under the symbol CZNC.OB.